Exhibit 99.1

GrafTech Reports Fourth Quarter and Year Ended 2008 Results

PARMA, Ohio--(BUSINESS WIRE)--February 24, 2009--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the fourth quarter and year ended December 31, 2008.

2008 Full Year Highlights

  Net sales increased 19 percent, to $1,190 million, versus 2007 net sales of $1,005 million. Favorable year-over-year currency movement positively impacted 2008 revenue by approximately three percentage points.
  Gross profit increased 33 percent, to $434 million, as compared to $327 million in 2007. Gross margin expanded nearly four percentage points to 36.4 percent as compared to 32.6 percent in 2007.
  Operating income increased 46 percent to $329 million, versus $225 million in 2007. Operating income margin improved more than five full percentage points to 27.6 percent, from 22.4 percent in 2007.
  Income from continuing operations was $210 million, or $1.79 per diluted share, versus $156 million, or $1.39 per diluted share, in 2007.
  Income from continuing operations before special items* increased 69 percent to $246 million, or $2.09 per diluted share, as compared to $145 million, or $1.30 per diluted share, in 2007.
  Net cash provided by operating activities nearly doubled to $249 million, versus $131 million in 2007. The year-over-year improvement included a $24 million benefit from increased accounts receivable factoring.
  Net debt* was reduced by $291 million to $78 million at year end, consisting of a $40 million draw on the revolver and short-term credit lines, $30 million in supply chain financing and $20 million of Senior notes; partially offset by $12 million in cash and cash equivalents.

  The Engineered Solutions segment continued to gain traction during 2008. Sales for the segment increased 26 percent to $181 million while operating income more than tripled to $41 million in 2008.
  GrafTech acquired an 18.9 percent stake in Seadrift Coke L.P. (Seadrift), the world’s second largest needle coke producer.
  The positive impact of currency exchange rate fluctuations was a benefit to 2008 full year profitability of approximately $0.09 per share.

Craig Shular, Chief Executive Officer of GrafTech, commented, “Our team delivered record results in sales, profit and operating cash flow. We ended the year with net debt of $78 million, the lowest in our Company’s history. Our deleveraging efforts helped reduce year-over-year interest expense by more than $20 million. Finally, we successfully achieved our stated goal of both gross and operating margin expansion for the year as our team effectively leveraged top line growth into solid operating performance.”

2008 Fourth Quarter Highlights

  Net sales were $265 million, virtually flat as compared to net sales in the fourth quarter of 2007, despite lower graphite electrode sales volume in the fourth quarter 2008. Unfavorable year-over-year currency movement negatively impacted fourth quarter revenue by approximately four percentage points.
  Gross profit increased approximately 21 percent, to $97 million, or 36.8 percent of net sales, as compared to $81 million, or 30.0 percent of net sales, in the fourth quarter of 2007. As previously reported, gross profit in the fourth quarter 2007 was negatively impacted by a one-time $5 million charge associated with the termination and closure of our South African defined benefit pension plan.
  In the fourth quarter, we recorded a $35 million non-cash impairment charge, for our non-consolidated affiliate, Seadrift. On an after tax basis, the charge was $23 million. Seadrift is a strategic long-term investment as the world’s second largest producer of petroleum needle coke, a key raw material in the manufacture of graphite electrodes. However, given the uncertain outlook for the steel market and downstream impact to the electrode and needle coke industries, we determined that the revised fair value of our investment in Seadrift is less than the previously reported carrying value. As a result, we wrote off a portion of our investment in Seadrift including intangibles and other assets underlying our original equity investment.

  Including the $35 million non-cash impairment incurred in the quarter, income from continuing operations was $35 million, or $0.29 per diluted share, versus $40 million, or $0.34 per diluted share, in the 2007 fourth quarter.
  Income from continuing operations before special items* was $59 million, or $0.49 per diluted share, as compared to $42 million, or $0.37 per diluted share, in the 2007 fourth quarter. The year-over-year change included the benefit of a seven percentage point improvement, or approximately $0.04 per share, in our effective income tax rate from 21 percent to 14 percent in the 2008 fourth quarter.
  Net cash provided by operating activities increased to $79 million, versus $55 million in the 2007 fourth quarter as a result of the Company’s improved operating performance.

Industrial Materials Segment

The Industrial Materials segment’s net sales declined 5 percent to $219 million in the 2008 fourth quarter, as compared to $230 million in the 2007 fourth quarter. The decrease was primarily due to lower graphite electrode sales volume and the negative impact of currency exchange rates on Euro denominated sales, offset partially by higher graphite electrode selling prices.

Operating income for the Industrial Materials segment was $59 million in the fourth quarter of 2008, a 16 percent or $8 million improvement over the same period in 2007. Operating income in the quarter benefited from higher graphite electrode selling prices and favorable currency movement year-over-year in the geographies in which we manufacture product, offset in part by lower graphite electrode sales volume in the quarter. Operating income margin for the segment expanded nearly five full percentage points to 26.9 percent in the 2008 fourth quarter, as compared to 22.0 percent in the 2007 fourth quarter.

Engineered Solutions Segment

Net sales for the Engineered Solutions segment were $46 million in the 2008 fourth quarter, as compared to $39 million in the 2007 fourth quarter. Operating income for the Engineered Solutions segment nearly tripled to $11 million, as compared to $4 million in the 2007 fourth quarter. The increase was primarily the result of penetrating high growth non-steel related sectors and capitalizing on our core competency of graphite material science by providing customized tailored solutions to our customers in the solar, oil exploration, electronics, transportation and thermal processing industries.

Corporate

Selling and administrative and research and development expenses were $27 million in the 2008 fourth quarter, as compared to $25 million in the 2007 fourth quarter. The increase was primarily due to higher expenses related to severance costs associated with planned headcount reductions, and an increase in the Company’s bad debt reserve reflective of the global economic slowdown.

Interest expense was $3 million in the 2008 fourth quarter or less than half the recorded expense in the same period in the prior year, as a result of successful deleveraging initiatives.

Other expense, net, was $5 million in the 2008 fourth quarter, as compared to approximately zero in the same period in 2007. The change in the quarter is largely due to the remeasurement of intercompany loans which generated a non-cash loss of approximately $4 million.

The effective income tax rate in 2008, excluding other special charges, was 22 percent, approximately three percentage points better than our previous guidance, primarily as a result of favorable jurisdictional profitability mix and effective tax planning.

Outlook

Based on current International Monetary Fund (IMF) projections and other global economic forecasts, world growth is projected to decline significantly in 2009, in both advanced and emerging economies. Weak end market demand is expected to persist with a high degree of uncertainty surrounding forward looking projections. Accordingly, steel producers have significantly cut operating rates and continue to reduce inventory levels in an effort to match production rates with market demand. As a result, we expect reduced electric arc furnace steel production in 2009.

In response to the current environment, we have taken a number of actions to improve our cost structure and match our production rates with market demand. These actions include:

  Reduced operating rates at our production facilities. We exited the fourth quarter with an operating rate of approximately 45 percent at our graphite electrode manufacturing facilities. We will continue to align operating rates to meet customer demand and appropriately manage working capital.
  Personnel reduction of 150 team members and contract workers in the fourth quarter 2008. We expect a further reduction of approximately 75 team members by the end of the first quarter 2009.
  Reduced pay for managerial team members, including a 10 percent pay reduction for officers of the Company.
  Implementing hiring freezes and suspension of salary merit increases.
  Incentive cash compensation for 2008 to be paid in fifty percent GrafTech stock and fifty percent cash for the Company’s leadership team.
  Placing several facilities on shortened work weeks or furloughs and sharply reducing overtime hours worked, resulting in a temporary employment reduction of approximately 55 full time equivalent team members.
  Reduced planned capital expenditures by $15 million year-over-year.
  Reducing travel and other discretionary expenses by 20 to 25 percent year-over-year.

Given current global economic conditions, which continue to be extremely volatile and uncertain, our ability to project full year guidance is limited. Therefore, we feel that it is appropriate to make adjustments to our customary practice of providing annual guidance.

We expect 2009 to be very challenging for both of our business segments. We anticipate that first half 2009 profits will be weaker, with second half earnings potentially improving as we expect customers will have largely completed destocking initiatives. First quarter earnings are anticipated to be essentially breakeven, however a first quarter loss is possible. A marginal improvement in second quarter earnings is expected. In 2009, we are targeting capital expenditures to be approximately $55 million, depreciation expense to be approximately $35 million and the effective tax rate to be in the range of 32 percent to 35 percent.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EST. The call will be webcast and available at www.graftech.com, in the investor relations section. A conference call will also be available. The dial-in number is 800-768-6490 for domestic and 785-830-7987 for international. The rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission available at www.graftech.com. This includes its annual report on Form 10-K for the period reported. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statements free of charge.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 70 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 11 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our preliminary unaudited results for the fourth quarter and full year ended December 31, 2008 and outlook for 2009; regional and global economic and industry market conditions including our expectations concerning their impact on the markets we serve, our profitability, cash flow, and liquidity; conditions and changes in the global financials and credit markets and their impact on us and our customers and suppliers; the impact of actions being taken to improve our cost competitiveness and liquidity; estimated future capital expenditures and their impact on product quality and efficiencies; changes in production capacity in our operations and our customers’ operations; growth rates for, future prices and sales of, and demand for our products and our customers products; costs of materials and production, including anticipated changes therein; our position in markets we serve; investments and acquisitions that we have made or may make in the future; tax rates and the effects of jurisdictional mix and nonrecurring and other items; future operational and financial performance; strategic plans; currency exchange and interest rates; financing (including factoring and supply chain financing) and activities; stock repurchase plans; raw material and supply chain management; future sales, costs, working capital, revenues, business opportunities; operational and financial performance; and debt levels. We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our preliminary 2008 fourth quarter and full year results; the actual timing of the filing of our Form 10-K with the SEC and potential effects of delays in such filing; the adoption of government fiscal and monetary stimulus and stabilization plans that could significantly impact us and our industry; further downturn or changes in steel and other markets we serve that could result in additional loss of revenue, profitability, and cash flow; a protracted regional or global financial or economic crisis that could cause us not to achieve our growth and diversification plans, or meet market expectations, or to lose market share; challenging economic conditions may lead to more intensified price competition and price or margin decreases; reductions in capacity or production by us and our customers; delays in customer destocking activities or failure of demand to increase thereafter; graphite electrode manufacturing capacity increases; differences between actual graphite electrode prices and spot or announced prices; changes in inventory management and utilization or in supply chain management; consolidation of steel producers; limitations on the amounts of or delays in the timing of our capital expenditures; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to expand manufacturing capacity to meet growth in demand, if any; investments and acquisitions that we make or may make in the future may not be successfully integrated into our business or provide the performance or returns expected; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in legal proceedings or litigation; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, changes in labor relations; significant changes in the cost of key and other raw materials, including petroleum based coke, or energy by reason of shortages, market pricing ,volume and other pricing terms in applicable supply contracts, or other events; changes in market prices of our securities, or other events that affect our financing and capital structure plans or limit our ability to obtain financing for growth and other initiatives on acceptable terms; changes in interest or currency exchange rates or competitive conditions, including growth by producers in developing countries and the mix, distribution, and pricing of their products; inflation or deflation; changes in appropriation of or failure to satisfy conditions to government grants; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities.

References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share and per share data) (Unaudited)

	At December 31,
ASSETS	2007	2008
Current assets:
Cash and cash equivalents	$54,741	$11,664
Accounts and notes receivable, net of allowance for doubtful accounts of $2,917 at December 31, 2007 and $4,110 at December 31, 2008	158,486	146,986
Inventories	285,433	290,397
Prepaid expenses and other current assets	10,133	14,376
Total current assets	508,793	463,423

Property, plant and equipment	881,067	873,932
Less: accumulated depreciation	564,613	536,562
Net property, plant and equipment	316,454	337,370
Deferred income taxes	7,144	1,907
Goodwill	9,683	7,166
Other assets	23,080	12,887
Investment in non-consolidated affiliate	-	118,925
Restricted cash	1,547	1,451
Total assets	$866,701	$943,129
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$54,342	$55,132
Interest payable	9,633	953
Short-term debt	1,014	9,347
Accrued income and other taxes	29,996	34,861
Other accrued liabilities	108,699	140,330
Total current liabilities	203,684	240,623
Long-term debt:
Principal value	423,234	50,328
Fair value adjustments for hedge instruments	2,421	191
Unamortized bond premium	481	38
Total long-term debt	426,136	50,557
Other long-term obligations	94,010	118,272
Deferred income taxes	30,171	29,087

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 150,000,000 shares authorized, 105,169,507 shares issued at December 31, 2007 and 122,634,854 shares issued at December 31, 2008	1,052	1,226
Additional paid-in capital	988,662	1,268,980
Accumulated other comprehensive loss	(278,316)	(355,960)
Accumulated deficit	(506,666)	(296,351)
Less: cost of common stock held in treasury, 2,501,201 shares at December 31, 2007 and 3,974,345 shares at December 31, 2008	(85,197)	(112,511)
Less: common stock held in employee benefit and compensation trusts, 471,373 shares at December 31, 2007 and 55,728 shares at December 31, 2008.	(6,835)	(794)
Total stockholders’ equity	112,700	504,590
Total liabilities and stockholders’ equity	$866,701	$943,129

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except share and per share data) (Unaudited)

	For the		For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2008	2007	2008

Net sales	$ 269,430	$264,950	$1,004,818	$1,190,238
Cost of sales	188,648	167,569	677,507	756,453
Gross Profit	80,782	97,381	327,311	433,785

Research and development	2,147	2,407	8,550	8,986
Selling and administrative expenses	23,198	24,724	92,133	95,757
Restructuring charges	563	-	1,369	349
Impairment loss on long-lived assets	-	-	-	-
Operating income	54,874	70,250	225,259	328,693

Equity in earnings of and write down of investment in non-consolidated affiliate	-	36,256	-	36,256
Other (income) expense, net	70	4,543	(13,420)	15,638
Interest expense	6,976	2,490	35,949	15,393
Interest income	(256)	(355)	(1,680)	(1,137)

Income from continuing operations before provision for
income taxes and minority stockholders’ share of income	48,084	27,316	204,410	262,543
Provision for (benefit from) income taxes	8,891	(7,261)	48,327	52,228
Income from continuing operations before minority interest	39,193	34,577	156,083	210,315
Less: minority stockholders' share of income (loss)	(92)	-	(50)	-
Income (loss) from continuing operations	39,285	34,577	156,133	210,315
Income (loss) from discontinued operations, net of tax
	685	-	(2,432)	-

Net income	$ 39,970	$34,577	$153,701	$210,315

Basic income (loss) per common share:

Income per share from continuing operations	$ 0.38	$0.29	$1.55	$1.89
Income (loss) per share from discontinued operations	0.01	-	(0.02)	-
Net income per share	$ 0.39	$0.29	$1.53	$1.89

Weighted average common shares outstanding (in thousands)	102,121	118,543	100,468	111,447

Diluted income per common share:

Income per share from continuing operations	$ 0.34	$0.29	$1.39	$1.79
Income (loss) per share from discontinued operations	0.01	-	(0.02)	-
Net income per share	$ 0.35	$0.29	$1.37	$1.79

Weighted average common shares outstanding (in thousands)	117,778	119,040	116,343	119,039

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	For the		For the
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2008	2007	2008

Cash flow from operating activities:
Net income (loss)	$39,970	$34,577	$153,701	$210,315
Adjustments to reconcile net income (loss) to cash provided by operations:
(Income) loss from discontinued operations	(685)	-	2,432	-
Depreciation and amortization	13,521	8,679	39,005	35,427
Deferred income taxes	1,634	(7,163)	4,213	(6,854)
Restructuring charges	563	-	1,369	349
Equity in earnings of and write down of investment in non-consolidated affiliate	-	36,256	-	36,256
Post-retirement and pension plan changes	(3,374)	355	(5,637)	7,034
Currency gains (losses)	1,115	71	3,605	(7,681)
Stock based compensation	755	1,042	4,507	4,903
Interest expense	177	288	3,392	3,820
Gain on sale of assets	(4,636)	(331)	(29,861)	(52)
Other charges, net	16,896	8,413	8,075	(1,182)
Dividends from non-consolidated affiliates	-	553	-	553
Decrease (increase) in working capital*	1,396	7,421	(36,676)	(19,919)
Increase long-term assets and liabilities	(12,699)	(10,804)	(17,353)	(14,333)
Net cash provided by operating activities	54,633	79,357	130,772	248,636

Cash flow from investing activities:
Capital expenditures	(17,188)	(24,344)	(50,817)	(71,954)
Investment in non-consolidated affiliate	-	(77)	-	(136,467)
Patent capitalization	-	-	(659)	-
Purchase of derivative investments	(144)	(2,042)	(144)	(1,731)
Proceeds from sale of assets	3,120	(121)	29,745	198
Proceeds from sale of discontinued operations, net of purchase price adjustments	-	-	(2,794)	-
Increase in restricted cash	-	5	(1,547)	96
Sale of investments	1,151	-	1,151	-
Payments for dissolution of joint venture and redemption of non-controlling interest	(1,460)	-	(1,460)	-

Net cash used in investing activities	(14,521)	(26,579)	(26,525)	(209,858)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	(317)	(1,926)	414	9,699
Revolving Facility borrowings	(20)	(661)	241,625	180,000
Revolving Facility payments	(763)	(79,123)	(241,922)	(150,000)
Long-term debt reductions	169	(256)	(234,310)	(179,674)
Supply chain financing	-	30,115	-	30,115
Principal payments under capital lease	-	(93)	-	(93)
Proceeds from exercise of stock options	3,327	252	22,994	37,162
Purchase of treasury shares	-	34	-	(21,216)
Excess tax benefit from stock-based compensation	3,311	54	8,372	14,327
Proceeds from long-term financing obligation	(35)	(239)	2,940	(535)
Net cash provided by (used in) financing activities	5,672	(51,843)	(199,887)	(80,215)

Net increase (decrease) in cash and cash equivalents	45,784	935	(95,640)	(41,437)
Effect of exchange rate changes on cash and cash equivalents	75	(403)	864	(1,640)
Cash and cash equivalents at beginning of period	8,882	11,132	149,517	54,741
Cash and cash equivalents at end of period	$54,741	$11,664	$54,741	$11,664

*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable, net	$23,134	$35,066	$16,309	$(25,530)
Effect of factoring on accounts receivable	(9,070)	203	276	24,299
Inventories	(11,701)	(18,269)	(27,277)	(29,278)
Prepaid expenses and other current assets	(1,020)	987	422	252
Payments for antitrust investigations and related lawsuits and claims	-	-	(5,380)	-
Restructuring payments	(1,172)	(49)	(6,884)	(922)
Increase (decrease) in accounts payable and accruals	(4,806)	(10,657)	(4,903)	19,940
Increase (decrease) in interest payable	6,031	140	(9,239)	(8,680)
(Increase) decrease in working capital	$1,396	$7,421	$(36,676)	$(19,919)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2007	2008	2007	2008

Net sales:
Industrial Materials	$230,412	$219,322	$861,192	$1,008,778
Engineered Solutions	39,018	45,628	143,626	181,460
Net sales	$269,430	$264,950	$1,004,818	$1,190,238

Operating income:
Industrial Materials	$50,786	$58,975	$212,363	$287,466
Engineered Solutions	4,088	11,275	12,896	41,227
Operating Income	$54,874	$70,250	$225,259	$328,693

Operating income margin:
Industrial Materials	22.0%	26.9%	24.7%	28.5%
Engineered Solutions	10.5%	24.7%	9.0%	22.7%
Operating income margin	20.4%	26.5%	22.4%	27.6%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands, except per share data) (Unaudited)

Income from Continuing Operations and Earnings per Share Reconciliation

	For the		For the
	Three Months Ended		Three Months Ended
	December 31, 2007		December 31, 2008
	Income	EPS Impact	Income	EPS Impact
Income from continuing operations	$39,285	$0.34	$34,577	$0.29
Adjustments, net of tax, per diluted share:
Adjustment to reserve for uncertain tax positions	-	-	(2,594)	(0.02)
Pension settlement charge	3,315	0.03	-	-
Income tax valuation allowance release	(2,159)	(0.02)	(235)	-
Restructuring, antitrust investigations and related lawsuits and claims, impairment loss on long-lived assets and Other (income) expense, net, net of tax	1,885	0.02	26,914	0.22
Income from continuing operations before special items	$42,326	$0.37	$58,662	$0.49

Income from Continuing Operations and Earnings per Share Reconciliation

	For the		For the
	Twelve Months Ended		Twelve Months Ended
	December 31, 2007		December 31, 2008
	Income	EPS Impact	Income	EPS Impact
Income from continuing operations	$156,133	$1.39	$210,315	$1.79
Adjustments, net of tax, per diluted share:
Adjustment to reserve for uncertain tax positions	-	-	(1,692)	(0.01)
Pension settlement charge	3,315	0.03	-	-
Income tax valuation allowance release	(2,486)	(0.02)	(235)	-
Restructuring, antitrust investigations and related lawsuits and claims, impairment loss on long-lived assets and Other (income) expense, net, net of tax	(11,576)	(0.10)	37,841	0.31
Income from continuing operations before special items	$145,386	$1.30	$246,229	$2.09

The non-GAAP earnings per diluted share includes 13.6 million shares underlying our contingently convertible debentures and excludes approximately $1 million, before and after tax, of contingently convertible debenture interest expense for the fourth quarter of 2007 and $5 million, before and after tax, of contingently convertible debenture interest expense in the twelve months of 2007. The fourth quarter 2008 does not include contingently convertible debenture interest expense. The full year 2008 excludes approximately $3 million, before and after tax, of contingently convertible debenture interest expense applicable through June 19, 2008.

NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GrafTech’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

Net Debt Reconciliation
	12/31/07	12/31/08
Long-term debt	$426,136	$50,557
Short-term debt	1,014	9,347
Supply chain financing	-	30,115
Total debt	$427,150	$90,019
Less:
Fair value adjustments for hedge instruments	2,421	191
Unamortized bond premium	481	38
Cash and cash equivalents	54,741	11,664
Net debt*	$369,507	$78,126

*Excludes approximately $1 million in accounts receivable factoring for the year ended December 31, 2007 and approximately $25 million in accounts receivable factoring for the year ended December 31, 2008.

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GrafTech also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GrafTech does not forecast the fair value adjustment for hedging instruments.

* Non-GAAP financial measures. See attached reconciliations.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Powell, 216-676-2000
Manager, Investor Relations